Exhibit 99(c)

MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION OF OPERATIONS

OVERVIEW

General Electric Company's consolidated financial statements represent the combination of manufacturing and nonfinancial services businesses of General Electric Company (GE) and the accounts of General Electric Capital Services, Inc. (GECS).

     Management's   Discussion  of  Operations  is  presented  in  three  parts:
Consolidated Operations, Segment Operations and International Operations.

CONSOLIDATED OPERATIONS

General Electric Company achieved record earnings and cash generation in 2001, demonstrating the benefits of its diverse business portfolio and continuing emphasis on globalization, growth in services, Digitization and Six Sigma Quality.

     Revenues were $125.9 billion in 2001, a decrease of 3% from $129.9 billion in 2000, reflecting a 6% increase in GE's industrial business revenues partially offsetting a 12% decrease at GECS. As described on page 12, GECS revenues in both years included the revenues of certain businesses significantly impacted by strategic repositioning activities. Excluding such activities, consolidated revenues increased 4%. Revenues in 2000 increased 16% from $111.6 billion in 1999, reflecting continued growth from global activities and services.

     Earnings before accounting changes increased to a record $14,128 million in 2001, an 11% increase from $12,735 million in 2000. Per-share earnings before accounting changes increased to $1.41 during 2001, up 11% from the prior year's $1.27. (Except as otherwise noted, earnings per share are presented on a diluted basis.) The cumulative effect of accounting changes related to the adoption, as of January 1, 2001, of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended, and the consensus of the FASB's Emerging Issues Task Force on Issue 99-20, RECOGNITION OF INTEREST INCOME AND IMPAIRMENT ON PURCHASED AND RETAINED BENEFICIAL INTERESTS IN SECURITIZED FINANCIAL ASSETS. Adoption of these standards resulted in a one-time, non-cash reduction of earnings of $444 million ($0.04 per share). After these required accounting changes, 2001 earnings and earnings per share were $13,684 million and $1.37, respectively. Earnings and earnings per share in 2000 rose 19% from $10,717 million and $1.07, respectively, in 1999.

MAJOR PROVISIONS OF NEW ACCOUNTING STANDARDS that may be significant to GE's financial statements in the future are described in the following paragraphs.

     SFAS 141, BUSINESS COMBINATIONS, and SFAS 142, GOODWILL AND OTHER INTANGIBLE ASSETS, modify the accounting for business combinations, goodwill and identifiable intangible assets. As of January 1, 2002, all goodwill and indefinite-lived intangible assets must be tested for impairment and a transition adjustment will be recognized. Management has not yet determined the exact amount of goodwill impairment under these new standards, but believes the non-cash transition charge to earnings will be approximately $1.0 billion ($0.10 per share) and recognized in the first quarter of 2002. Amortization of goodwill will cease as of January 1, 2002, and, thereafter, all goodwill and any indefinite-lived intangible assets must be tested at least annually for impairment. The effect of the non-amortization provisions on 2002 operations will be affected by 2002 acquisitions and cannot be forecast, but if these rules had applied to goodwill in 2001, management believes that full-year 2001 net earnings would have increased by approximately $1.1 billion ($0.11 per share).

     SFAS 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, requires recognition of the fair value of obligations associated with the retirement of long-lived assets when there is a legal obligation to incur such costs. This amount is accounted for like an additional element of the corresponding asset's cost, and is depreciated over that asset's useful life. SFAS 143 will be effective for GE on January 1, 2003. Management has not yet determined the effect of adopting this standard on GE's financial position and results of operations.

DIVIDENDS DECLARED in 2001 amounted to $6,555 million. Per-share dividends of $0.66 were up 16% from 2000, following a 17% increase from the preceding year. GE has rewarded its share owners with 26 consecutive years of dividend growth. GE's dividend growth for the past five years has significantly outpaced dividend growth of companies in the Standard & Poor's 500 stock index.

                                  [GRAPH HERE]
--------------------------------------------------------------------------------
GE/S&P CUMULATIVE DIVIDEND GROWTH SINCE 1996

                               1997       1998       1999       2000       2001
--------------------------------------------------------------------------------
GE                            12.84%     30.87%     53.49%     81.18%    109.66%
S&P 500                        4.03       8.72      11.68      12.08       5.64
--------------------------------------------------------------------------------


RETURN ON AVERAGE SHARE OWNERS' EQUITY was 27.1% (excluding the effect of accounting changes) in 2001, about the same as in 2000. The 2000 return on average share owners' equity improved from 26.8% in 1999.

Except as otherwise noted, the analysis in the remainder of this section presents GE results with GECS reported on an equity basis.

GE TOTAL REVENUES were $74.0 billion in 2001, compared with $69.5 billion in 2000 and $60.9 billion in 1999.

o GE sales of goods and services were $68.0 billion in 2001, an increase of 7% from 2000, which in turn was 15% higher than in 1999. Volume was about 7% higher in 2001, reflecting strong double-digit increases at Power Systems and Medical Systems, somewhat offset by decreases across most of the short-cycle businesses, particularly NBC, Plastics and Specialty

     Materials. While overall selling prices were essentially flat in 2001, the effects of selling prices in various reporting segments differed markedly. The net effect in 2001 of exchange rates on sales denominated in currencies other than the U.S. dollar was slightly negative. Volume in 2000 was about 16% higher than in 1999, with selling price and currency effects both slightly negative.

         For purposes of the financial statement display of sales and costs of sales on pages 2 and 3, "goods" is required by U.S. Securities and Exchange Commission regulations to include all sales of tangible products, and "services" must include all other sales, including broadcasting and information services activities. GE sales of both spare parts (goods) and repair services, referred to here by management as "product services revenues," constitute an important part of operations. Sales of product services were $18.8 billion in 2001, a 13% increase over 2000. Increases in product services revenues in 2001 and 2000 were widespread, led by continued strong growth at Power Systems, Medical Systems and Transportation Systems. Operating margin from product services was approximately $4.7 billion, up 17% from 2000 on a comparable basis. The increase reflected improvements in most product services businesses and was led by Power Systems and Medical Systems.

o GE other income, earned from a wide variety of sources, was $0.4 billion in 2001, $0.5 billion in 2000 and $0.9 billion in 1999. Other income in 1999 included a pre-tax gain of $0.4 billion resulting from the contribution of certain of NBC's media properties to NBC Internet (NBCi), a former publicly-traded company, in exchange for a noncontrolling interest in NBCi.

  o Earnings of GECS before accounting changes were $5,586 million, up 8% in 2001, following a 17% increase the year before. See page 23 for an analysis of these earnings.

PRINCIPAL COSTS AND EXPENSES for GE are those classified as costs of goods and services sold, and selling, general and administrative expenses. Several GE initiatives had significant effects on costs:

o The Six Sigma Quality initiative has lowered GE's costs by reducing rework, simplifying processes and reducing direct material costs.

o Globalization has reduced costs through sourcing of products and services in lower-cost countries.

o Digitization has also reduced costs by providing GE businesses the ability to simplify and streamline processes, while investing in internal infrastructure hardware and software, enabling them to conduct a growing portion of their business over the Internet. Benefits from this initiative include improved customer service, expanded product and service offerings and increased operating efficiency for both GE and its customers.

Primarily because of the funding status of the GE Pension Plan and other retiree benefit plans, principal U.S. postretirement benefit plans (the plans) contributed $1,480 million, $1,266 million and $1,062 million to pre-tax earnings (6.8%, 6.5% and 6.5% of earnings before accounting changes) in 2001, 2000 and 1999, respectively. See notes 5 and 6 for information about funding status and actuarial assumptions of the plans. Postretirement benefit costs are expected to increase in 2002 for a number of reasons, including reduction in the assumed annual return on assets from 9.5% to 8.5%, reduction in the discount rate from 7.5% to 7.25% and effects of increases in healthcare costs. In 2002, management expects these plans to contribute approximately $700 million to pre-tax earnings. This estimate will not affect the funding status of the GE Pension Plan; management does not anticipate GE making contributions to that Plan. The present funding status of the plans provides assurance of benefits for GE plan participants, but future effects on operating results and funding depend on economic conditions and investment performance.

     Costs and expenses in 1999 included $326 million of unusual charges, the largest of which resulted from liabilities associated with past activities at former manufacturing sites that are not part of any current business segment, and costs for rationalizing certain operations and facilities of the worldwide industrial businesses. Major elements of the restructuring program included costs for employee severance, lease termination, dismantlement and site restoration. The program was essentially complete by the end of 2000.

                                  [GRAPH HERE]
--------------------------------------------------------------------------------
GE OPERATING MARGIN AS A PERCENTAGE OF SALES

                               1997       1998       1999       2000       2001
--------------------------------------------------------------------------------
As reported                    11.0%      16.7%      17.3%      18.6%      19.6%
Restructuring and other
   unusual charges              4.7         --        0.5        0.3         --
--------------------------------------------------------------------------------


OPERATING MARGIN is sales of goods and services less the costs of goods and services sold, and selling, general and administrative expenses. GE operating margin reached a record 19.6% of sales in 2001, up from a comparable 18.9% in 2000 and 17.8% in 1999. The continued improvement in operating margin in 2001 was led by Power Systems and Aircraft Engines, reflecting increasing benefits from the Digitization, product services and Six Sigma Quality initiatives. Reported operating margin was 18.6% in 2000, including the costs of a one-time retirement benefit provision associated with the labor agreement concluded in the third quarter of that year. Reported operating margin in 1999 was 17.3% of sales, including the $326 million of unusual charges discussed in the preceding paragraph.

TOTAL COST PRODUCTIVITY (sales in relation to costs, both on a constant dollar basis) in 2001 was 2.2% as productivity in long-cycle businesses, particularly Power Systems and Medical Systems, was partially offset by negative productivity across several short-cycle businesses, particularly Plastics, reflecting volume declines. In 2000, total cost productivity of 3.6% reflected benefits from improvements in base cost productivity achieved through strong volume growth and the Digitization and Six Sigma Quality initiatives.

GE INTEREST AND OTHER FINANCIAL CHARGES in 2001 amounted to $817 million, about the same as 2000 and 1999. During 2001, the benefits of lower average interest rates and lower average borrowing levels were partially offset by increased provisions for interest on tax liabilities. During 2000, higher average interest rates were more than offset by lower average borrowing levels.

INCOME TAXES on consolidated earnings before accounting changes were 28.3%, compared with 31.0% in 2000 and 31.2% in 1999. A more detailed analysis of differences between the U.S. federal statutory rate and the consolidated rate, as well as other information about income tax provisions, is provided in note 7.

     The effective tax rate of GECS decreased to 19.8% in 2001 from 26.9% in 2000 and 27.1% in 1999. The 2001 effective tax rate reflects the effects of continuing globalization, certain transactions (see note 7), and the effect of a pre-tax charge related to the events of September 11. The pre-tax charge related to September 11 amounted to approximately $600 million, principally at Insurance, and reduced the GECS effective tax rate by one percentage point. Management expects that trends in GECS businesses, particularly the continuing impact of globalization, are likely to result in an effective tax rate for GECS in 2002 that will be lower than the 2000 and 1999 rates, but higher than the 2001 rate.

GECS businesses are categorized for management purposes into four operating segments: Commercial Finance, Consumer Finance, Equipment Management and Insurance.

     GECS earnings before accounting changes were $5,586 million in 2001, up 8% from $5,192 million in 2000, with strong double-digit earnings growth in the Consumer Finance and Commercial Finance segments. Net earnings in 2000 increased 17% from 1999. Earnings growth throughout the three-year period resulted from origination volume and asset growth, productivity and acquisitions of businesses and portfolios. Principal factors in the 2001 increase were strong productivity ($0.7 billion) and lower taxes ($0.5 billion) partially offset by GE Global Insurance Holdings ($0.5 billion) and lower realized gains on financial instruments. Excluding effects of Paine Webber Group, Inc. (PaineWebber) in 2000 and Americom in 2001, both of which are discussed below, such pre-tax gains were lower in 2001 by $0.5 billion ($0.3 billion after tax). Pre-tax gains on sales of investment securities declined in 2001 by $0.5 billion, of which $0.4 billion related to GE Equity; other GE Equity gains were $0.8 billion lower; while gains on securitizations were up $0.8 billion from 2000.

     On November 9, 2001, GECS exchanged the stock of Americom and other related assets and liabilities for a combination of cash and stock in SES Global, a leading satellite company. The transaction resulted in a gain of $1,158 million ($642 million after tax).

     On December 28, 2000, Montgomery Ward, LLC (Wards), formerly a GECS subsidiary, filed for bankruptcy protection and began liquidation proceedings. Net earnings for the year 2000 included operating losses from Wards amounting to $245 million as well as a charge, primarily to other costs and expenses, for $815 million ($537 million after tax) to recognize additional associated losses.


     o GECS TOTAL REVENUES decreased 12% to $58.4 billion in 2001, following a 19% increase to $66.2 billion in 2000. The three principal reasons for the decrease in revenues in 2001 compared with 2000 were: the deconsolidation of Wards and resulting absence of sales in 2001 ($3.2 billion); the effects of rationalization of operations and market conditions at IT Solutions ($2.9 billion); and reduced surrender fees compared with 2000 ($1.2 billion) associated with the planned run-off of restructured insurance policies of Toho Mutual Life Insurance Company (Toho) at GE Financial Assurance (GEFA). The increase in 2000 reflected post-acquisition revenues from acquired businesses ($6.5 billion) as well as volume growth ($2.5 billion). Revenues in 2000 also included the gain from sale of common stock of PaineWebber ($1.4 billion). Additional information about other revenue items is provided in the analysis of GECS operating segments beginning on page 14.

     o GECS COST OF GOODS SOLD declined to $3.3 billion in 2001, compared with $8.5 billion in 2000 and $8.0 billion in 1999, reflecting volume declines at IT Solutions and the deconsolidation of Wards on December 28, 2000, when Wards commenced liquidation proceedings. The increase in 2000 primarily reflected the consolidation of Wards from August 2, 1999, through December 28, 2000.

     o GECS INTEREST EXPENSE on borrowings in 2001 was $10.6 billion, compared with $11.1 billion in 2000 and $9.4 billion in 1999. The change in both years reflected the effects of both interest rates and the average level of borrowings used to finance asset growth. GECS average composite effective interest rate was 5.11% in 2001, compared with 5.89% in 2000 and 5.14% in 1999. In 2001, average assets of $386.6 billion were 7% higher than in 2000, which in turn were 13% higher than in 1999. See page 32 for a discussion of interest rate risk management.

     o GECS INSURANCE LOSSES AND POLICYHOLDER AND ANNUITY BENEFITS increased to $15.1 billion in 2001, compared with $14.4 billion in 2000 and $11.0 billion in 1999. This increase reflected effects of growth in premium volume and business acquisitions at GEFA throughout the period, and costs discussed in the analysis of the Insurance and All Other GECS segments, partially offset by the planned run-off of restructured insurance policies at Toho.

                                  [GRAPH HERE]
--------------------------------------------------------------------------------
GECS EARNINGS BEFORE ACCOUNTING CHANGES
(In billions)
                               1997      1998       1999       2000       2001
--------------------------------------------------------------------------------
                              $3.26      $3.80      $4.44      $5.19      $5.59
--------------------------------------------------------------------------------


     o GECS PROVISION FOR LOSSES ON FINANCING RECEIVABLES was $2.5 billion in 2001, compared with $2.0 billion in 2000 and $1.7 billion in 1999. These provisions principally related to private-label credit cards, bank credit cards, personal loans and auto loans and leases as well as commercial, industrial, and equipment loans and leases, all of which are discussed on page 26 under Portfolio Quality. The provisions throughout the three-year period reflected higher average receivable balances, changes in the mix of business, and the effects of delinquency rates--higher during 2001 and lower during 2000--consistent with industry experience.

     o GECS other costs and expenses were $19.8 billion, $22.8 billion and $19.4 billion in 2001, 2000 and 1999, respectively. Changes over the three-year period were largely the result of acquisitions and unusual charges, which were more than offset in 2001 by productivity at Consumer Finance and Equipment Management. Costs and expenses in 2001 included $0.5 billion of costs in businesses that were acquired after January 1, 2001, as well as $0.3 billion of costs discussed in the analysis of All Other GECS. Similarly, 2000 included $2.5 billion of costs in businesses that were acquired after January 1, 2000; charges for costs associated with Wards amounting to $0.8 billion, as discussed previously; and $0.5 billion of costs to rationalize certain operations discussed in the analysis of All Other GECS.

     o Over the last three years, market interest rates have been more volatile than GECS average composite effective interest rates, principally because of the mix of effectively fixed-rate borrowings in the GECS financing structure. GECS portfolio of fixed and floating-rate financial products has behaved similarly over that period. Consequently, financing spreads have remained relatively flat over the three-year period.

SEGMENT OPERATIONS

Revenues and segment profit for operating segments are shown on page 18. For additional information, including a description of the products and services included in each segment, see note 27.

AIRCRAFT ENGINES reported a 6% increase in revenues in 2001, reflecting higher volume in services, and sales of commercial engines and aero-derivative products. Operating profit was 7% higher primarily as a result of volume growth and productivity. Product services revenues following the events of September 11 have been adversely affected by reduced customer flight hours and servicing requirements. Operating profit in 2000 increased 15% on revenues that were slightly higher than in 1999. The improvement in operating profit reflected strong productivity.

     In 2001, revenues from sales to the U.S. government were $1.9 billion compared with $1.6 billion in 2000.

     Aircraft Engines received orders of $12.1 billion in 2001 compared with $13.5 billion in 2000. The $11.2 billion total backlog at year-end 2001 comprised unfilled product orders of $9.4 billion (of which 56% was scheduled for delivery in 2002) and product services orders of $1.8 billion scheduled for 2002 delivery. Comparable December 31, 2000, total backlog was $12.0 billion. Management believes the events of September 11 will continue to adversely affect the airline industry in 2002 with implications for existing backlog, engine servicing revenue and future new engine orders.

COMMERCIAL FINANCE
-------------------------------------------------------------------------
(In millions)                                  2001       2000      1999
-------------------------------------------------------------------------
REVENUES
Commercial Equipment Financing             $  4,535    $ 3,634   $ 3,195
Real Estate                                   1,919      1,977     1,582
Aviation Services (GECAS)                     2,173      1,962     1,551
Structured Finance Group                      1,093        999       812
Commercial Finance                            1,786      1,617     1,310
Vendor Financial Services                     2,095      1,792     1,372
Other Commercial Finance                        279          1      --
                                           -----------------------------
    Total revenues                         $ 13,880    $11,982   $ 9,822
                                           =============================

NET EARNINGS (a)
Commercial Equipment Financing             $    642    $   537   $   429
Real Estate                                     489        374       303
Aviation Services (GECAS)                       475        479       284
Structured Finance Group                        386        344       270
Commercial Finance                              368        290       239
Vendor Financial Services                       320        274       236
Other Commercial Finance                         44         (4)       (3)
                                          ------------------------------
    Net earnings                           $  2,724    $ 2,294   $ 1,758
========================================================================


(a) Charges of $85 million in 2001 were not allocated to this segment, pursuant to Statement of Financial Accounting Standard (SFAS) No. 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to restructuring various global operations and to provisions for disposition of assets.

     COMMERCIAL FINANCE revenues increased 16% in 2001, following a 22% increase in 2000. The 2001 increase resulted from acquisition and volume growth at Commercial Equipment Financing, Vendor Financial Services, GECAS and Commercial Finance, including the acquisition of Heller Financial on October 24, 2001 (included in Other Commercial Finance), volume growth at Structured Finance Group and increased gains on securitizations of financial assets. The increase in revenues in 2000 primarily reflected asset growth from originations across all major businesses. Net earnings increased 19% in 2001 and 30% in 2000. The 2001 increase reflected securitization gains, asset growth from acquisitions at Commercial Equipment Financing, Commercial Finance and Vendor Financial Services, origination growth at Structured Finance Group, and higher asset gains and productivity at Real Estate. In 2000, the increase in net earnings resulted from asset growth from originations and favorable tax effects.

                                      -15-
CONSUMER FINANCE

-----------------------------------------------------------------------------
     (In millions)                                  2001       2000      1999
-----------------------------------------------------------------------------
     REVENUES
     Global Consumer Finance                    $  5,561    $ 5,430   $ 5,084
     GE Card Services                              3,947      3,891     2,478
     Other Consumer Finance                         --           (1)     --
                                                -----------------------------
       Total revenues                           $  9,508    $ 9,320   $ 7,562
                                                =============================

     NET EARNINGS (a)
     Global Consumer Finance                    $  1,039    $   856   $   716
     GE Card Services                                669        520       203
     Other Consumer Finance                           (6)      --           1
                                                -----------------------------
       Net earnings                             $  1,702    $ 1,376   $   920
=============================================================================

    (a) Charges of $57 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable financing product lines that are being exited.

     CONSUMER FINANCE revenues increased 2% in 2001, following a 23% increase in 2000. Overall, the revenue performance in both years reflected the post-acquisition revenues from acquired businesses, which was more significant in 2000, and volume growth. Net earnings increased 24% in 2001 and 50% in 2000. The 2001 increase reflected productivity at Global Consumer Finance and volume growth at GE Card Services. The increase in net earnings in 2000 resulted from acquisition and volume growth at GE Card Services and Global Consumer Finance.

CONSUMER PRODUCTS

--------------------------------------------------------------------------------
(In millions)                              2001             2000            1999
--------------------------------------------------------------------------------
REVENUES
Appliances                              $ 5,810         $  5,887         $ 5,671
Lighting                                  2,625            2,830           2,854
                                        ----------------------------------------
Total revenues                          $ 8,435         $  8,717         $ 8,525
                                        ========================================
OPERATING PROFIT
Appliances                              $   406         $    439         $   446
Lighting                                    242              440             525
                                        ----------------------------------------
Total operating profit                  $   648         $    879         $   971
================================================================================

     CONSUMER PRODUCTS revenues were 3% lower than a year ago, as continued price erosion at Appliances and Lighting offset modest market share gains at Appliances. Operating profit decreased by 26%, largely as a result of lower selling prices at Appliances and Lighting and increased program spending on new products at Appliances. Revenues in 2000 were 2% higher than in 1999, as volume increases more than offset lower selling prices at Appliances. Operating profit decreased 9% in 2000, largely as a result of lower prices and productivity at Lighting.

EQUIPMENT MANAGEMENT

-----------------------------------------------------------------------------
     (In millions)                                  2001       2000      1999
-----------------------------------------------------------------------------
     REVENUES
     Equipment Management revenues              $  4,401    $ 4,969   $ 4,789
                                                =============================

     NET EARNINGS (a)
     Equipment Management net earnings          $    359    $   465   $   422
==============================================================================

(a) Charges of $17 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to the restructuring of various global operations.

     EQUIPMENT MANAGEMENT revenues decreased 11% in 2001 following a 4% increase in 2000. The 2001 decrease resulted primarily from lower volume across all of the businesses, primarily driven by lower utilization rates, and the 2000 increase was primarily attributable to higher revenues at Transport International Pool/Modular Space associated with volume growth and higher utilization rates. Net earnings decreased 23% in 2001, following a 10% increase in 2000. The 2001 decrease primarily reflected asset write-downs at Transport International Pool/Modular Space and European Equipment Management, and lower utilization rates at Railcar, partially offset by tax benefits from a restructuring at Penske. The increase in 2000 principally related to productivity and increased gains at Transport International Pool/Modular Space.

INDUSTRIAL PRODUCTS AND SYSTEMS
--------------------------------------------------------------------------------
(In millions)                              2001             2000            1999
--------------------------------------------------------------------------------
REVENUES
Industrial Systems                      $ 4,440         $  4,469         $ 4,333
Transportation Systems                    2,355            2,263           2,358
GE Supply                                 2,302            2,159           1,951
                                        ----------------------------------------
Total revenues                          $ 9,097         $  8,891         $ 8,642
                                        ========================================
OPERATING PROFIT
Industrial Systems                      $   527         $    596         $   548
Transportation Systems                      400              436             437
GE Supply                                    99               80              63
                                        ----------------------------------------
Total operating profit                  $ 1,026         $  1,112         $ 1,048
================================================================================

     INDUSTRIAL PRODUCTS AND SYSTEMS revenues in 2001 were 2% higher than in 2000, as higher product services revenues at Transportation Systems, including acquisitions, more than offset selling price decreases across the segment and lower volume at Industrial Systems. Operating profit decreased 8% primarily as a result of the decline in selling prices and cost inflation. Revenues rose 3% in 2000, largely as a result of volume increases at Industrial Systems and growth in product services, including acquisitions, which more than offset lower selling prices. Operating profit increased 6% in 2000, primarily reflecting productivity and growth in product services.

     Transportation Systems received orders of $2.6 billion in 2001, compared with $2.1 billion in 2000. The $1.7 billion total backlog at year-end 2001 comprised unfilled product orders of $1.2 billion (of which 51% was scheduled for delivery in 2002) and product services orders of $0.5 billion scheduled for 2002 delivery. Comparable December 31, 2000, total backlog was $1.4 billion.

SUMMARY OF OPERATING SEGMENTS


                                                       GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
                                                 -------------------------------------------------------------
For the years ended December 31 (In millions)         2001        2000          1999         1998        1997
--------------------------------------------------------------------------------------------------------------
REVENUES
   Segments
       Aircraft Engines                          $  11,389    $  10,779    $  10,730    $  10,294    $  7,799
       Commercial Finance                           13,880       11,982        9,822        8,072       6,685
       Consumer Finance                              9,508        9,320        7,562        6,750       6,032
       Consumer Products                             8,435        8,717        8,525        8,520       8,763
       Equipment Management                          4,401        4,969        4,789        4,234       3,982
       Industrial Products and Systems               9,097        8,891        8,642        8,305       7,912
       Insurance                                    23,890       24,766       19,433       16,841      14,477
       Materials                                     7,069        8,020        7,118        6,796       6,934
       NBC                                           5,769        6,797        5,790        5,269       5,153
       Power Systems                                20,211       14,861       10,099        8,500       7,986
       Technical Products and Services               9,011        7,915        6,863        5,323       4,861
       All Other GECS                                6,674       15,140       14,143       12,797       8,755
       Eliminations and corporate items (a)         (3,421)      (2,304)      (1,886)      (1,232)      1,501
                                                 ---------    ---------    ---------    ---------    --------
Consolidated revenues                            $ 125,913    $ 129,853    $ 111,630    $ 100,469    $ 90,840
                                                 =========    =========    =========    =========    ========
EARNINGS
   Segment profit
      Aircraft Engines                           $   2,147    $   2,000    $   1,739    $   1,478    $  1,117
      Commercial Finance                             2,724        2,294        1,758        1,492       1,198
      Consumer Finance                               1,702        1,376          920          631         667
      Consumer Products                                648          879          971        1,103       1,152
      Equipment Management                             359          465          422          476         420
      Industrial Products and Systems                1,026        1,112        1,048          874         765
      Insurance                                      1,334        1,642        1,730        1,459       1,235
      Materials                                      1,433        1,865        1,590        1,536       1,533
      NBC                                            1,408        1,609        1,427        1,225       1,129
      Power Systems                                  4,860        2,523        1,537        1,118       1,082
      Technical Products and Services                1,623        1,435        1,232          957         856
      All Other GECS                                    19           35          125          146          17
                                                 ---------    ---------    ---------    ---------    --------
      Total segment profit                          19,283       17,235       14,499       12,495      11,171
   GECS goodwill amortization                         (552)        (620)        (512)        (408)       (281)
   GE corporate items and eliminations (b) (c)         407          730          747          909         (80)
   GE interest and other financial charges            (817)        (811)        (810)        (883)       (797)
   GE provision for income taxes                    (4,193)      (3,799)      (3,207)      (2,817)     (1,810)
                                                 ---------    ---------    ---------    ---------    --------
Earnings before accounting changes                  14,128       12,735       10,717        9,296       8,203
                                                 ---------    ---------    ---------    ---------    --------
Cumulative effect of accounting changes               (444)        --           --           --          --
                                                 ---------    ---------    ---------    ---------    --------
Net earnings                                     $  13,684    $  12,735    $  10,717    $   9,296    $  8,203
                                                 =========    =========    =========    =========    ========

The notes to consolidated financial statements on pages 44-87 are an integral part of this statement. Segment profit excludes any goodwill amortization and accounting changes. Segment profit includes or excludes interest and other financial charges and segment income taxes according to how segment management is measured - excluded for Aircraft Engines, Consumer Products, Industrial Products and Systems, Materials, NBC, Power Systems and Technical Products and Services, but included for Commercial Finance, Consumer Finance, Equipment Management, Insurance and All Other GECS.

(a) Includes revenues of $944 million in 1997 from an appliance distribution affiliate that was deconsolidated in 1998. Also includes $1,538 million gain in 1997 from an exchange of preferred stock in Lockheed Martin Corporation for the stock of a newly formed subsidiary.

(b) Includes pension income and goodwill amortization. Also includes income, principally from licensing activities, of $88 million, $79 million, $62 million, $271 million and $310 million in 2001, 2000, 1999, 1998 and 1997, respectively.

(c) 1999 includes unusual charges amounting to $265 million. Of the total, amounts that relate to activities of GE operating segments were as follows:
     Aircraft Engines--$42 million, Consumer Products--$80 million, Industrial Products and Systems--$7 million, Materials--$13 million and Technical Products and Services--$34 million. 1997 includes unusual charges of $2,322 million. Of the total, amounts that relate to activities of GE operating segments were as follows: Aircraft Engines--$342 million, Consumer Products--$412 million, Industrial Products and Systems--$270 million, Materials--$63 million, NBC--$161 million, Power Systems--$437 million and Technical Products and Services--$157 million. Also included in 1997 is a $1,538 million gain associated with the Lockheed Martin Corporation transaction described in (a) above.

INSURANCE




     (In millions)                                  2001       2000      1999
                                                --------    -------   -------
     REVENUES
     GE Financial Assurance                     $ 12,826    $12,888   $ 8,790
     Mortgage Insurance                            1,075        973       936
     GE Global Insurance Holdings                  9,453     10,223     9,013
     Other GE Insurance                              536        682       694
                                                --------    -------   -------
         Total revenues                         $ 23,890    $24,766   $19,433
                                                ========    =======   =======

     NET EARNINGS (a)
     GE Financial Assurance                     $    726    $   672   $   485
     Mortgage Insurance                              407        356       346
     GE Global Insurance Holdings                     32        505       690
     Other GE Insurance                              169        109       209
                                                --------    -------   -------
         Net earnings                           $  1,334    $ 1,642   $ 1,730
                                                ========    =======   =======

(a) Charges of $306 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable insurance product lines being exited and to provisions for disposition of nonstrategic investments.

     INSURANCE revenues decreased 4% in 2001, following a 27% increase in 2000. The 2001 decrease was the result of reduced net premiums earned at GE Global Insurance Holdings (the parent of Employers Reinsurance Corporation), reflecting the events of September 11 as discussed below, decreased investment income at GE Global Insurance Holdings, and decreased surrender fee income at GE Financial Assurance associated with the planned run-off of restructured insurance policies at Toho. These factors were partially offset by increased premium income associated with origination volume at GE Global Insurance Holdings, and post-acquisition revenues from acquisition growth and volume growth at GE Financial Assurance. The increase in revenues in 2000 resulted from post acquisition revenues from acquired businesses and volume growth at GE Financial Assurance, and premium growth and increased investment income, as higher interest income more than offset a decrease in net realized investment gains at GE Global Insurance Holdings. Net pre-tax realized investment gains in the marketable equity and debt securities portfolios amounted to $970 million, $817 million and $890 million in 2001, 2000 and 1999, respectively. Remaining available gains in the portfolios at December 31, 2001, amounted to $1,796 million before tax.


     Net earnings decreased 19% and 5% in 2001 and 2000, respectively, reflecting GE Global Insurance Holdings underwriting results, which were partially offset by productivity at GE Financial Assurance in 2001 and acquisition and volume growth at GE Financial Assurance in 2000. Net earnings in 2001 at GE Global Insurance Holdings were adversely affected by approximately $575 million ($386 million after tax) related to the insurance losses arising from the events of September 11. This amount primarily resulted from contingent premium payment provisions contained in certain retrocession agreements. After these particular losses, total losses exceeded retrocession policy limits in place at GE Global Insurance Holdings. Substantially all of the September 11 losses are recoverable from retrocessionaires under reinsurance policies that require additional premiums to those retrocessionaires. Therefore, the 2001 Statement of Earnings reflects $698 million reduction in net premiums earned and $78 million of increased losses, partially offset by $201 million in lower insurance acquisition costs. Historical experience related to large catastrophic events has shown that a broad range of total insurance industry loss estimates often exists following such an event and it is not unusual for there to be significant subsequent revisions in such estimates. Management's best estimate of its existing net liability based on the information currently available is $575 million, net of estimated recoveries under retrocession arrangements, under which a portion of losses is routinely ceded to other reinsurance entities. Substantially all of GECS retrocessionaires are large, highly rated reinsurance entities. At this time, management does not anticipate that any significant portion of its estimated recoveries will be uncollectible.

                                  [GRAPH HERE]
--------------------------------------------------------------------------------
CONSOLIDATED INTERNATIONAL REVENUES BY REGION
(In billions)
                               1997       1998       1999       2000       2001
--------------------------------------------------------------------------------
Europe                       $20.63     $24.35     $25.82     $26.67     $26.29
Pacific Basin                  7.98       8.06      10.19      15.19      13.30
Americas                       6.20       6.91       6.73       7.68       7.89
Other                          3.43       3.19       2.94       3.41       3.96
--------------------------------------------------------------------------------

     Net earnings in 2001 and 2000 were also adversely affected by the continued deterioration of underwriting results at GE Global Insurance Holdings, reflecting higher property and casualty-related losses (principally as a result of adverse development relating to prior-year loss events) and the continued effects of low premiums in the property and casualty insurance/reinsurance industry. GE Global Insurance Holdings underwriting results in 2001 and 2000 tracked performance in the global property and casualty industry. As these results were realized, management began increasing premiums for given levels of coverage, and reevaluated product lines, policies, contracts and specific customers. Businesses that, following this reevaluation, were deemed to offer reasonable returns were retained and, in some cases, expanded. On the other hand, activities were curtailed in businesses with unsatisfactory risk/return profiles.


     The majority of the adverse development at GE Global Insurance Holdings in 2001, and to a lesser extent in 2000, related to higher projected ultimate losses for liability coverages, especially in the hospital liability, nonstandard automobile (automobile insurance extended to higher-risk drivers) and commercial and public entity general liability lines of business. The increase in 2000 also reflected an increase in industry-wide loss estimates related to certain large property loss events, with the largest impact resulting from the European windstorms of December 1999. The adverse development of GE Global Insurance Holdings for both years was partially mitigated by favorable experience in the Mortgage Insurance business, which resulted from favorable economic conditions, improvement in certain real estate markets and loss mitigation efforts.

MATERIALS

----------------------------------------------------
(In millions)               2001      2000      1999
----------------------------------------------------
REVENUES
Plastics                 $ 5,252   $ 6,013   $ 5,315
Specialty Materials        1,817     2,007     1,803
                         ---------------------------
Total revenues           $ 7,069   $ 8,020   $ 7,118
                         ===========================
OPERATING PROFIT
Plastics                 $ 1,166   $ 1,518   $ 1,297
Specialty Materials          267       347       293
                        ----------------------------
Total operating profit   $ 1,433   $ 1,865   $ 1,590
====================================================

MATERIALS revenues were 12% lower than in 2000, reflecting increased pricing pressures and lower volume at both Plastics and Specialty Materials. Plastics experienced continued softness in the automotive, optical media, telecommunication and business equipment markets while Specialty Materials was adversely affected by lower sales in the semiconductor market. Operating profit was 23% lower, primarily as a result of lower pricing and volume, and negative base cost productivity at both Plastics and Specialty Materials. Operating profit in 2000 increased 17% on revenues that were 13% higher than in 1999. The increases in both revenues and operating profit were primarily attributable to higher volume and improved selling prices at both Plastics and Specialty Materials, which more than offset the effects of higher raw material prices.

                                  [GRAPH HERE]
--------------------------------------------------------------------------------
GE ORDERS BACKLOG
(In billions)
                               1997       1998       1999       2000       2001
--------------------------------------------------------------------------------
                             $26.44     $28.53     $32.42     $44.17     $47.43
--------------------------------------------------------------------------------

NBC revenues declined 15% from the record-high levels of 2000 which were 17% higher than in 1999. Revenues in 2001 were negatively affected by a significant decline in advertising volume and pricing, as well as lost revenue related to coverage of the events of September 11. Revenues in 2000 benefited from broadcast of the 2000 Summer Olympic Games as well as strong growth in cable operations, particularly at CNBC. Operating profit decreased 12% in 2001 reflecting adverse advertising market conditions, events of September 11, and charges resulting from dissolving the XFL, which more than offset savings from cost reduction actions. Operating profit increased 13% in 2000 as growth in owned-and-operated stations, cable operations and network operations was partially offset by higher license fees associated with the renewal of certain sports and prime-time programs.

POWER SYSTEMS operating results throughout the last three years reflected the sharp increase in U.S. gas turbine sales of market leading "F" technology, higher prices for those turbines and base cost productivity associated with their manufacture. Secondarily, and with a longer-lasting effect, the portfolio of long-term product services agreements associated with new unit sales has generated favorable operating results. Aero-derivative units revenues also benefited from increased demand in the power generation sector throughout this period. Reflecting these conditions, revenues increased 36% in 2001, following an increase of 47% in 2000. Similarly, operating profit increased 93% in 2001, following an increase of 64% in 2000.

     Power Systems orders were $24.5 billion in 2001, a 4% increase over 2000, reflecting continued strength of the power generation business and renewed growth in the oil and gas industry. The $28.9 billion total backlog at year-end 2001 comprised unfilled product orders of $24.1 billion (of which 75% was scheduled for delivery in 2002) and product services orders of $4.7 billion scheduled for 2002 delivery. Comparable December 31, 2000, total backlog was $25.1 billion. As a result of softening demand for electric power in the U.S. market, management is in discussions with certain customers regarding their equipment requirements. These discussions may result in changes to contractual agreements, including delays or cancellations. In the event of order cancellation, contractual terms require customers to pay termination fees. In all cases, such fees are expected to cover Power Systems' investment in the contracts and at least a portion has generally been received as progress collections. At least partial recovery of lost profits would also be expected.

TECHNICAL PRODUCTS AND SERVICES

----------------------------------------------------
(In millions)               2001      2000      1999
                         ---------------------------
REVENUES
Medical Systems          $ 8,409   $ 7,275   $ 6,171
Global eXchange Services     602       640       692
                         ---------------------------
Total revenues           $ 9,011   $ 7,915   $ 6,863
                         ===========================
OPERATING PROFIT
Medical Systems          $ 1,498   $ 1,321   $ 1,107
Global eXchange Services     125       114       125
                         ---------------------------
Total operating profit     1,623     1,435     1,232
====================================================

     TECHNICAL PRODUCTS AND SERVICES revenues rose 14% in 2001, primarily as a result of sharply higher volume at Medical Systems. Sales by businesses acquired during the last two years accounted for 5% of Medical Systems 2001 revenues. Operating profit grew 13%, largely as a result of productivity and volume growth as well as higher realized gains, principally the result of disposition in 2001 of a joint venture at Global eXchange Services. Revenues in 2000 were 15% higher than 1999 on sharply higher volume at Medical Systems. Operating profit increased 16% in 2000, largely as a result of productivity and volume increases at Medical Systems, which more than offset lower selling prices across the segment.

         Orders received by Medical Systems in 2001 were $8.9 billion, a 17% increase over 2000. The $4.1 billion total backlog at year-end 2001 comprised unfilled product orders of $2.7 billion (of which 68% was scheduled for delivery in 2002) and product services orders of $1.4 billion scheduled for 2002 delivery. Comparable December 31, 2000, total backlog was $3.6 billion.



                                  [GRAPH HERE]
--------------------------------------------------------------------------------
GECS REVENUES
(In billions)
                               1997       1998       1999       2000       2001
--------------------------------------------------------------------------------
                             $39.93     $48.70     $55.75     $66.18     $58.35
--------------------------------------------------------------------------------

ALL OTHER GECS


------------------------------------------------------------------------------
     (In millions)                                  2001       2000      1999
------------------------------------------------------------------------------
     REVENUES
     Wards                                      $   --      $ 3,234   $ 1,622
     IT Solutions                                  4,180      7,072     8,381
     GE Equity                                      (126)     1,079       863
     Americom                                        540        594       463
     Americom gain                                 1,158       --        --
     PaineWebber gain                               --        1,366      --
     Asset impairments                              (383)      (238)     --
     Product line exits                              (53)      --        --
     Other                                         1,358      2,033     2,814
                                                -----------------------------
         Total revenues                         $  6,674    $15,140   $14,143
                                                =============================

     NET EARNINGS
     Wards
       Operating losses                         $   --      $  (245)  $   (26)
       Losses from Ward's bankruptcy                 (22)      (537)     --
     IT Solutions                                     47       (152)      (20)
     GE Equity                                      (270)       525       416
     Americom                                        256        197       152
     Americom gain                                   642       --        --
     PaineWebber gain                               --          848      --
     Asset impairments                              (310)       (49)     --
     Product line exits                             (180)      --        --
     Restructuring                                  (144)      (298)     --
     Other                                          --         (254)     (397)
                                                ------------------------------
         Net earnings                           $     19    $    35   $   125
==============================================================================


     ALL OTHER GECS includes GECS activities and businesses that management has chosen not to allocate to one of the four GECS segments.

     In addition to comments on GECS All Other elsewhere in this report, the following comments relate to the table above:


     o IT SOLUTIONS (ITS) -- During 2000 and 2001, in response to intense competition and transition of the computer equipment market to a direct distribution model, ITS exited its underperforming operations in the United Kingdom, France, Brazil and Mexico and significantly reduced its reseller role in the United States. Costs for involuntary termination benefits, asset impairments, facilities exit costs and losses on sales of portions of the business amounted to $45 million ($43 million after-tax) and $246 million ($191 million after-tax) in 2001 and 2000, respectively and are included in restructuring in the table above. The number of employees was reduced from a 2000 peak of 11,000 to 7,500 at the end of 2001.


     o GE EQUITY -- GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. During 2001, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues. Net earnings in 2001 included a $270 million net loss at GE Equity, which increased over the prior year principally from reduced asset gains.


     o AMERICOM - On November 9, 2001, GECS exchanged its satellite operations, comprising the stock of Americom and other related assets and liabilities, for a combination of cash and 31% of the publicly-traded stock of SES Global, a leading satellite company, in order to create the world's largest satellite services provider. The transaction resulted in a gain of $1,158 million ($642 million after tax), representing the difference between the carrying value of the 69% investment in Americom and the amount of cash plus the market value of SES Global shares received at the closing date. No gain was recorded on the 31% interest in Americom that was indirectly retained by GECS. GECS investment in SES Global is accounted for on the equity method.

     o 2001 -- ASSET IMPAIRMENTS AND PRODUCT LINE EXITS - Operations included $656 million of charges related to disposing of and providing for disposition of several nonstrategic investments and other assets, to certain unprofitable insurance and financing product lines that are being exited, and to restructuring various global operations. These costs, not allocated to the related businesses as management did not include these costs in measuring the performance of those businesses for internal purposes, included $478 million ($310 million after tax) for other-than-temporary impairments of investments, the largest of which were held by GE Financial Assurance, GE Equity and GE Global Insurance Holdings. These losses, $383 million of which were charged to revenues, included $130 million ($84 million after tax) of losses on Enron bonds; such bonds were written down to a cost basis of $32 million at December 31, 2001. These losses also included investment impairment charges of $199 million ($130 million after tax) on non-U.S. mutual funds and the technology sector.

          In response to escalating losses, management decided to cease further underwriting and exit certain insurance and financing product lines. Charges associated with such loss events and the resulting exits totaled $180 million after tax, of which $149 million related to the loss events in GE Global Insurance Holdings product lines, primarily nonstandard automobile and higher limit industrial property insurance coverages, and the remaining $31 million related to the exit of the Consumer Direct business by GE Card Services.

          Restructuring of several GECS global businesses included consolidation of several European Equipment Management businesses and rationalization of certain European Equipment Management businesses. Costs related to the exit of these activities amounted to $144 million after tax and consisted of involuntary termination benefits, facilities exit costs, and asset impairments.


     o 2000 -- LOSSES FROM WARD'S BANKRUPTCY, ASSET IMPAIRMENTS AND RESTRUCTURINGS -- Net earnings included charges of $537 million related to the Ward's bankruptcy and strategic rationalization costs of $347 million related to IT Solutions, Mortgage Services, GE Equity and Auto Financial Services (AFS), primarily for asset write-downs, employee severance and lease terminations, which were not allocated to those businesses because management did not include these costs in measuring the performance of those businesses for internal purposes.


     o OTHER -- Other includes GECS corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were AFS, Mortgage Services, and the GE Auto and Home business. The decrease in revenues in both years arose from AFS and Mortgage Services, as both operations stopped accepting new business in 2000. Corporate function expenses decreased in 2000 and 2001, but liquidating operations at AFS and Mortgage Services incurred higher losses in 2000, offsetting some of the expense reduction.

10 GE CURRENT RECEIVABLES

December 31 (In millions)                                  2001            2000
                                                       --------        --------
Aircraft Engines                                       $  1,976        $  1,840
Consumer Products                                           605             536
Industrial Products and Systems                             876           1,037
Materials                                                 1,008           1,126
NBC                                                         335             384
Power Systems                                             3,587           3,668
Technical Products and Services                           1,341           1,128
Corporate items and eliminations                            439             358
                                                       --------        --------
                                                         10,167          10,077
Less allowance for losses                                  (362)           (350)
                                                       --------        --------
                                                       $  9,805        $  9,727
================================================================================

     Receivables balances at December 31, 2001 and 2000, before allowance for losses, included $5,893 million and $6,323 million, respectively, from sales of goods and services to customers, and $447 million and $233 million, respectively, from transactions with associated companies.

     Current receivables of $270 million at year-end 2001 and $227 million at year-end 2000 arose from sales, principally of aircraft engine goods and services, on open account to various agencies of the U.S. government, which is GE's largest single customer. About 4%, 3% and 4% of GE's sales of goods and services were to the U.S. government in 2001, 2000 and 1999, respectively.

12 GECS FINANCING RECEIVABLES (INVESTMENTS IN TIME SALES, LOANS AND FINANCING LEASES)


December 31 (In millions)                                  2001            2000
                                                      ---------       ---------
TIME SALES AND LOANS
Commercial Finance                                       76,515          51,447
Consumer Finance                                         45,136          41,918
Equipment Management                                        293             149
Insurance                                                    --              90
Other                                                       742           2,666
                                                      ---------       ---------
                                                        122,686          96,270
                                                      ---------       ---------
INVESTMENT IN FINANCING LEASES
Direct financing leases                                  49,412          46,186
Leveraged leases                                          6,735           4,877
                                                      ---------       ---------
                                                         56,147          51,063
                                                      ---------       ---------
                                                        178,833         147,333
Less allowance for losses (note 13)                      (4,801)         (4,034)
                                                      ---------       ---------
                                                      $ 174,032       $ 143,299
================================================================================

     Time sales and loans represents transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges. At year-end 2001 and 2000, commercial real estate loans and leases of $25,466 million and $21,329 million, respectively, were included in either financing receivables or GECS insurance receivables. Note 17 contains information on airline loans and leases.

     Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment and medical equipment, as well as other manufacturing, power generation, commercial real estate, and commercial equipment and facilities.

     As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, GECS is taxed on total lease payments received and is entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. GECS is generally entitled to any residual value of leased assets.

     Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. GECS has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The GECS share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.


NET INVESTMENT IN FINANCING LEASES

                                                    Total                 Direct
                                              financing leases      financing leases       Leveraged leases
                                            -------------------   -------------------   -------------------
December 31 (In millions)                       2001       2000       2001       2000       2001       2000
                                            --------   --------   --------   --------   --------   --------
Total minimum lease payments receivable     $ 83,316   $ 74,960   $ 53,870   $ 50,556   $ 29,446   $ 24,404
Less principal and interest on third-party
   nonrecourse debt                          (22,588)   (19,773)        --         --    (22,588)   (19,773)
                                            --------   --------   --------   --------   --------   --------
      Net rentals receivable                  60,728     55,187     53,870     50,556      6,858      4,631
Estimated unguaranteed residual value of
   leased assets                               8,996      7,314      5,544      4,602      3,452      2,712
Less deferred income                         (13,577)   (11,438)   (10,002)    (8,972)    (3,575)    (2,466)
                                            --------   --------   --------   --------   --------   --------
INVESTMENT IN FINANCING LEASES
   (AS SHOWN ABOVE)                           56,147     51,063     49,412     46,186      6,735      4,877
Less amounts to arrive at net investment
   Allowance for losses                         (679)      (646)      (606)      (558)       (73)       (88)
   Deferred taxes                             (9,168)    (8,408)    (4,643)    (4,496)    (4,525)    (3,912)
                                            --------   --------   --------   --------   --------   --------
NET INVESTMENT IN FINANCING LEASES          $ 46,300   $ 42,009   $ 44,163   $ 41,132   $  2,137   $    877
===========================================================================================================

CONTRACTUAL MATURITIES
                                            Total time sales         Net rentals
(In millions)                                   and loans (a)     receivable (a)
                                            -----------------     --------------
Due in
   2002                                              $ 39,162            $15,303
   2003                                                22,585             13,116
   2004                                                19,723              9,057
   2005                                                10,247              6,284
   2006                                                 7,729              3,520
   2007 and later                                      23,240             13,448
--------------------------------------------------------------------------------
Total                                                $122,686            $60,728
================================================================================
(a) Experience has shown that a substantial portion of receivables will be paid prior to contractual maturity, and these amounts should not be regarded as forecasts of future cash flows.
--------------------------------------------------------------------------------

     Nonearning consumer receivables were $1,540 million and $1,139 million at December 31, 2001 and 2000, respectively, a substantial amount of which were private-label credit card loans. Nonearning and reduced-earning receivables other than consumer receivables were $1,734 million and $949 million at year-end 2001 and 2000, respectively.

     "Impaired" loans are defined by generally accepted accounting principles as large balance loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. An analysis of impaired loans follows.


December 31 (In millions)                                      2001         2000
                                                             ------         ----
Loans requiring allowance for losses                         $1,041         $475
Loans expected to be fully recoverable                          574          384
                                                             ------         ----
                                                             $1,615(a)      $859
                                                             ======         ====
Allowance for losses                                         $  422         $166
Average investment during year                                1,121          801
Interest income earned while impaired (b)                        17           20
================================================================================
(a) Includes $408 million of loans classified as impaired by Heller Financial, Inc., which was acquired in October 2001.
(b)  Recognized principally on cash basis.
--------------------------------------------------------------------------------

27 OPERATING SEGMENTS

                                  REVENUES (For years ended December 31)
                                             Total revenues              Intersegment revenues              External revenues
                                  ---------------------------------   --------------------------   --------------------------------
(In millions)                          2001        2000       1999       2001      2000     1999        2001      2000         1999
-----------------------------------------------------------------------------------------------------------------------------------
Aircraft Engines                  $  11,389   $  10,779   $  10,730   $ 1,282   $   687  $   477   $  10,107  $  10,092   $  10,253
Commercial Finance                   13,880      11,982       9,822        37        77       42      13,843     11,905       9,780
Consumer Finance                      9,508       9,320       7,562        12         4        3       9,496      9,316       7,559
Consumer Products                     8,435       8,717       8,525        89       103      107       8,346      8,614       8,418
Equipment Management                  4,401       4,969       4,789        90        24       10       4,311      4,945       4,779
Industrial Products and Systems       9,097       8,891       8,642       838       627      524       8,259      8,264       8,118
Insurance                            23,890      24,766      19,433        13         2        1      23,877     24,764      19,432
Materials                             7,069       8,020       7,118        21        46       38       7,048      7,974       7,080
NBC                                   5,769       6,797       5,790      --        --       --         5,769      6,797       5,790
Power Systems                        20,211      14,861      10,099       152       144      169      20,059     14,717       9,930
Technical Products and Services       9,011       7,915       6,863        21        19       15       8,990      7,896       6,848
All Other GECS                        6,674      15,140      14,143      (152)     (107)     (56)      6,826     15,247      14,199
Eliminations and corporate items     (3,421)     (2,304)     (1,886)   (2,403)   (1,626)  (1,330)     (1,018)      (678)       (556)
                                  ---------   ---------   ---------   -------   -------  -------   ---------  ---------   ---------
CONSOLIDATED REVENUES             $ 125,913   $ 129,853   $ 111,630   $  --     $  --    $  --     $ 125,913  $ 129,853   $ 111,630
                                  =========   =========   =========   =======   =======  =======   =========  =========   =========

GE revenues include income from sales of goods and services to customers and other income. Sales from one Company component to another generally are priced at equivalent commercial selling prices.

                                      ASSETS                        PROPERTY, PLANT AND
                                                                    EQUIPMENT
                                                                    ADDITIONS (INCLUDING        DEPRECIATION AND
                                                                    EQUIPMENT LEASED TO OTHERS) AMORTIZATION
                                                                        For the years ended     For the years ended
                                            At December 31                  December 31               December 31
                                      ----------------------------- -------------------------  ----------------------
(In millions)                             2001      2000      1999     2001     2000     1999    2001    2000    1999
                                      --------  --------  --------  -------  -------  -------  ------  ------  ------
Aircraft Engines                      $  9,972  $ 10,006  $  9,333  $   402  $   416  $   368  $  269  $  268  $  320
Commercial Finance                     171,255   123,662   106,867    8,829    5,720    7,070   1,430   1,160     986
Consumer Finance                        62,978    57,018    58,265      195      184      607     163     289     250
Consumer Products                        5,366     4,963     4,554      390      351      329     318     288     279
Equipment Management                    25,410    23,531    22,690    4,282    4,800    4,806   1,464   1,394   1,457
Industrial Products and Systems          6,545     5,647     4,561      238      357      230     205     210     234
Insurance                              155,500   144,716   118,832       37      103       69     444   1,208     375
Materials                               10,517    10,065     9,686      814      573      477     529     485     507
NBC                                      5,572     5,136     5,371       64       99       94      94      77      83
Power Systems                           13,237    11,759     9,944      774      657      514     288     244     236
Technical Products and Services          6,984     6,229     5,163      213      211      164     162     121     148
All Other GECS                          10,341    21,709    38,364      401      627    2,880     382     579     590
Corporate items and eliminations (a)    11,346    12,565    11,570       94       55       58   1,341   1,413   1,226
                                      --------  --------  --------  -------  -------  -------  ------  ------  ------
CONSOLIDATED TOTALS                   $495,023  $437,006  $405,200  $16,733  $14,153  $17,666  $7,089  $7,736  $6,691
                                      ========  ========  ========  =======  =======  =======  ======  ======  ======

Additions to property, plant and equipment include amounts relating to principal businesses purchased.

(a)  Depreciation and amortization includes goodwill amortization.


PROVISION FOR INCOME TAXES

(In millions)                         ----------------------------
For the years ended December 31           2001      2000      1999
------------------------------------------------------------------
Commercial Finance                    $    757  $    656  $    521
Consumer Finance                           525       477       224
Equipment Management                      (136)      204       174
Insurance                                  221       324       481
All Other GECS                              13       251       253
                                      --------  --------  --------
   Total                              $  1,380  $  1,912  $  1,653
                                      ========  ========  ========

BASIS FOR PRESENTATION. The Company's operating businesses are organized based on the nature of products and services provided. Certain GE businesses do not meet the definition of a reportable operating segment and have been aggregated. The Materials segment consists of Plastics and Specialty Materials. The Industrial Products and Systems segment consists of Industrial Systems, Transportation Systems and GE Supply. The Technical Products and Services segment consists of Medical Systems and Global eXchange Services. All Other GECS consists of IT Solutions, GE Equity, Americom, Wards and other asset impairments and product line exits.

     Details of segment profit by operating segment can be found on page 18 of this report. A description of operating segments for General Electric Company and consolidated affiliates follows.

AIRCRAFT ENGINES. Jet engines and replacement parts and repair and maintenance services for all categories of commercial aircraft (short/medium, intermediate and long-range); for a wide variety of military aircraft, including fighters, bombers, tankers and helicopters; and for executive and commuter aircraft. Products and services are sold worldwide to airframe manufacturers, airlines and government agencies. Also includes aircraft engine derivatives, used as marine propulsion and industrial power sources; the latter is also reported in Power Systems.

COMMERCIAL FINANCE. Loans, financing and operating leases, and other services for customers, including manufacturers, distributors and end-users, for a variety of equipment and major capital assets that includes industrial facilities and equipment, energy-related facilities, commercial and residential real estate loans and investments, vehicles, aircraft, and equipment used in construction, manufacturing, data processing and office applications, electronics and telecommunications and healthcare.

CONSUMER PRODUCTS. Major appliances and related services for products such as refrigerators, freezers, electric and gas ranges, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners and residential water system products. Products and services are sold in North America and in global markets under various GE and private-label brands. Distributed to both retail outlets and direct to consumers, mainly for the replacement market, and to building contractors and distributors for new installations. Lighting products (including a wide variety of lamps, lighting fixtures and wiring devices).

CONSUMER FINANCE. Private-label credit card loans, personal loans, time sales and revolving credit and inventory financing for retail merchants, and auto leasing and inventory financing.

EQUIPMENT MANAGEMENT. Leases, loans, sales and asset management services for portfolios of commercial and transportation equipment, including trailers, auto fleets, modular space units, railroad rolling stock and marine shipping containers.

INDUSTRIAL PRODUCTS AND SYSTEMS. Electrical distribution and control equipment (including power delivery and control products such as transformers, meters, relays, capacitors and arresters); transportation systems products and maintenance services (including diesel and electric locomotives, transit propulsion equipment, motorized wheels for off-highway vehicles, and railway signaling communications systems); electric motors and related products; a broad range of electrical and electronic industrial automation products (including drive systems); installation, engineering and repair services, which includes management and technical expertise for large projects such as process control systems; and GE Supply, a network of electrical supply houses. Markets are extremely diverse. Products and services are sold to commercial and industrial end users, including utilities, to original equipment manufacturers, to electrical distributors, to retail outlets, to railways and to transit authorities. Increasingly, products and services are developed for and sold in global markets.

INSURANCE. U.S. and international multiple-line property and casualty reinsurance, certain directly written specialty insurance and life reinsurance, consumer investment, insurance and retirement services; financial guaranty insurance, principally on municipal bonds and asset-backed securities, and private mortgage insurance.

MATERIALS. High-performance engineered plastics used in applications such as automobiles and housings for computers and other business equipment; ABS resins; silicones; superabrasive industrial diamonds; quartz products; and laminates. Products are sold worldwide to a diverse customer base consisting mainly of manufacturers.

NBC. Principal businesses are the furnishing of U.S. network television services to more than 220 affiliated stations, production of television programs, operation of 13 VHF and UHF television broadcasting stations, operation of four cable/satellite networks around the world, and investment and programming activities in the Internet, multimedia and cable television.

POWER SYSTEMS. Power plant products and services, including design, installation, operation and maintenance services. Markets and competition are global. Gas turbines and aircraft engine derivatives and related services are sold separately and as part of packaged power plants for electric utilities, independent power producers and for industrial cogeneration and mechanical drive applications. Steam turbine-generators and related services are sold to electric utilities and, for cogeneration, to industrial and other power customers. Also includes portable power plants, nuclear reactors and fuel and support services for GE's new and installed boiling water reactors, and equipment to support the distribution of oil and gas products.

TECHNICAL PRODUCTS AND SERVICES. Medical imaging systems such as magnetic resonance (MR) and computed tomography (CT) scanners, x-ray, nuclear imaging and ultrasound, as well as diagnostic cardiology and patient monitoring devices; related services, including equipment monitoring and repair, computerized data management and customer productivity services. Products and services are sold worldwide to hospitals and medical facilities. Also includes a full range of computer-based information and data interchange services for both internal and external use to commercial and industrial customers.

ALL OTHER GECS. GECS activities and businesses that management has chosen not to allocate to one of the four GECS segments including IT Solutions, GE Equity, Americom, Wards and other asset impairments and product line exits.

     Very few of the products financed by GECS are manufactured by GE.